Exhibit 99.1

Itron Announces First Quarter 2011 Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--April 27, 2011--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its first quarter ended March 31, 2011. Highlights include:

  Quarterly revenues of $564 million;
  Quarterly GAAP diluted EPS of 66 cents;
  Quarterly non-GAAP diluted EPS of 99 cents;
  Quarterly non-GAAP operating income of $66 million;
  Quarterly non-GAAP operating margin of 11.7%;
  Quarterly bookings of $681 million; and
  Record total backlog of $1.75 billion and twelve-month backlog of $989 million.

“We had a great start to the year driven by the continued global success of our advanced solutions for electric, gas and water utilities,” said Malcolm Unsworth, president and CEO. “We ended the quarter with a record backlog of $1.75 billion as a result of very strong bookings, and also improved our operating margin. And we are implementing a new global reorganization to position ourselves to aggressively grow our business and profitability going forward.”

Operations Highlights:

Revenues increased $66 million, or 13.3%, for the quarter compared to the same period in 2010. North America revenues increased $35.4 million, or 14.7%, over the prior year period primarily due to higher shipments of OpenWay meters and modules. Approximately 1.1 million OpenWay units were shipped in the quarter. International revenues increased $30.6 million, or 12.0%, over the prior year period primarily due to increased gas and water advanced metering projects. International’s first quarter revenue included a $3 million favorable effect from foreign currency exchange rates.

Bookings for the quarter included $268 million for a contract with BC Hydro for an end-to-end Itron smart metering solution including OpenWay meters, radio frequency (RF) mesh network with network concentrators, data collection engine and meter data management software.

Gross margin for the quarter was 32.7% which was 1.1% higher than the prior year period due primarily to OpenWay systems in North America. Despite higher material costs, International maintained its gross margin due to a more favorable product mix. Gross margin was also impacted by both a warranty charge of $7.7 million related to product in Brazil and an $8.6 million gain resulting from the recovery of a separate warranty claim.

Non-GAAP operating income for the first quarter increased $16.3 million, or 33%, over the same 2010 period primarily due to increased revenue and gross margin. Operating expenses, excluding amortization of intangibles, were $118.4 million, or 21.0% of revenue, for the quarter compared to $107.6 million, or 21.6% of revenue, in the prior year. The increase was due primarily to increased marketing activity as well as continued investment in research and development for new and enhanced products.

Net income for the first quarter was $27.1 million, or 66 cents per share, compared with net income of $25.3 million, or 62 cents per share in the same period in 2010. Tax expense for the first quarter increased over $18 million as compared with the same period in 2010. The first quarter of 2011 included minimal discrete tax benefits compared with 2010 which included approximately $11 million, or 26 cents, of discrete tax benefits. Despite the increase in tax expense, net income increased over the prior year period primarily due to higher operating income in our North America segment.

Free cash flow for the first quarter decreased $25 million compared with the same period in 2010 primarily due to increased incentive plan compensation payments. During the first quarter of 2011, we made over $50 million in debt repayments.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude certain infrequent costs, particularly those associated with acquisitions, in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on April 27, 2011. The call will be webcast in a listen only mode. Webcast information and conference call materials will be made available in the “Investors/Investor Events” section of Itron’s website (www.itron.com) prior to the start of the call. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #5550136.

About Itron:

At Itron, we’re dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world’s leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

For additional information, contact:

Ranny Dwiggins,
Vice President, Investor Relations
(509) 891-3443
ranny.dwiggins@itron.com

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2011	2010
		(restated)
Revenues	$563,691	$497,623
Cost of revenues	379,581	340,559
Gross profit	184,110	157,064

Operating expenses
Sales and marketing	44,648	41,537
Product development	40,445	33,040
General and administrative	33,331	33,057
Amortization of intangible assets	15,597	17,811
Total operating expenses	134,021	125,445

Operating income	50,089	31,619
Other income (expense)
Interest income	308	167
Interest expense	(12,114)	(14,923)
Other income (expense), net	(1,596)	(592)
Total other income (expense)	(13,402)	(15,348)

Income before income taxes	36,687	16,271
Income tax (provision) benefit	(9,567)	8,979
Net income	$27,120	$25,250

Earnings per common share-Basic	$0.67	$0.63
Earnings per common share-Diluted	$0.66	$0.62

Weighted average common shares outstanding-Basic	40,546	40,191
Weighted average common shares outstanding-Diluted	41,045	40,862

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended March 31,
	2011	2010
Revenues		(restated)
Itron North America	$276,982	$241,559
Itron International	286,709	256,064
Total Company	$563,691	$497,623

Gross profit
Itron North America	$94,722	$78,159
Itron International	89,388	78,905
Total Company	$184,110	$157,064

Operating income (loss)
Itron North America	$43,793	$32,036
Itron International	16,228	10,437
Corporate unallocated	(9,932)	(10,854)
Total Company	$50,089	$31,619

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended March 31,
	2011	2010
Total meters (standard, advanced, and smart)
Itron North America
Electricity	1,520	1,450
Gas	140	100
Itron International
Electricity	1,620	1,640
Gas	940	980
Water	2,540	2,290
Total meters	6,760	6,460

Additional meter information (Total Company)
Advanced meters	900	670
Smart meters	990	810
Standalone advanced and smart communication modules	1,430	1,190
Advanced and smart meters and communication modules	3,320	2,670

Meters with other vendors' advanced or smart communication modules	110	190

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	March 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$ 133,412	$ 169,477
Accounts receivable, net	361,991	371,662
Inventories	248,358	208,157
Deferred tax assets current, net	55,233	55,351
Other current assets	92,721	77,570
Total current assets	891,715	882,217

Property, plant, and equipment, net	296,008	299,242
Prepaid debt fees	3,617	4,483
Deferred tax assets noncurrent, net	16,632	35,050
Other noncurrent assets	42,516	23,759
Intangible assets, net	304,776	291,670
Goodwill	1,294,452	1,209,376
Total assets	$ 2,849,716	$ 2,745,797

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 252,592	$ 241,949
Other current liabilities	44,848	49,243
Wages and benefits payable	85,829	110,479
Taxes payable	29,222	19,725
Current portion of debt	231,682	228,721
Current portion of warranty	26,260	24,912
Unearned revenue	42,939	28,258
Deferred tax liabilities current, net	447	447
Total current liabilities	713,819	703,734

Long-term debt	341,563	382,220
Long-term warranty	32,903	26,371
Pension plan benefit liability	66,865	61,450
Deferred tax liabilities noncurrent, net	54,575	54,412
Other long-term obligations	85,073	89,315
Total liabilities	1,294,798	1,317,502

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,334,165	1,328,249
Accumulated other comprehensive income (loss), net	58,613	(34,974)
Retained earnings	162,140	135,020
Total shareholders' equity	1,554,918	1,428,295
Total liabilities and shareholders' equity	$ 2,849,716	$ 2,745,797

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Three Months Ended March 31,
	2011	2010
		(restated)
Operating activities
Net income	$27,120	$25,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,531	33,277
Stock-based compensation	4,975	4,576
Amortization of prepaid debt fees	1,305	1,252
Amortization of convertible debt discount	2,643	2,456
Deferred taxes, net	7,569	(14,103)
Other adjustments, net	(1,994)	3,538
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	24,545	(6,167)
Inventories	(34,074)	(27,753)
Accounts payables, other current liabilities, and taxes payable	11,311	30,775
Wages and benefits payable	(29,383)	10,261
Unearned revenue	15,693	12,615
Warranty	6,445	465
Other operating, net	(31,673)	(10,663)
Net cash provided by operating activities	36,013	65,779

Investing activities
Acquisitions of property, plant, and equipment	(11,250)	(16,151)
Business acquisition, net of cash equivalents acquired	(14,829)	-
Other investing, net	305	3,102
Net cash used in investing activities	(25,774)	(13,049)

Financing activities
Payments on debt	(52,919)	(52,837)
Issuance of common stock	1,142	4,542
Prepaid debt fees	(388)	-
Other financing, net	(201)	(96)
Net cash used in financing activities	(52,366)	(48,391)

Effect of foreign exchange rate changes on cash and cash equivalents	6,062	(2,814)
Increase (decrease) in cash and cash equivalents	(36,065)	1,525
Cash and cash equivalents at beginning of period	169,477	121,893
Cash and cash equivalents at end of period	$133,412	$123,418

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments or extinguishment of debt gains and losses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding the expense related to the amortization of intangible assets. We define non-GAAP operating income as operating income excluding the expense related to the amortization of intangible assets. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, and amortization of convertible debt discount. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation expense and amortization of intangible asset expense, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2011	2010
		(restated)
Non-GAAP operating expense:
GAAP operating expense - Itron North America	$50,929	$46,123
Amortization of intangible assets - Itron North America	(3,512)	(4,085)
Non-GAAP operating expense - Itron North America	$47,417	$42,038

GAAP operating expense - Itron International	$73,160	$68,468
Amortization of intangible assets - Itron International	(12,085)	(13,726)
Non-GAAP operating expense - Itron International	$61,075	$54,742

Non-GAAP operating income:
GAAP operating income	$50,089	$31,619
Amortization of intangible assets	15,597	17,811
Non-GAAP operating income	$65,686	$49,430

Non-GAAP net income:
GAAP net income (loss)	$27,120	$25,250
Amortization of intangible assets	15,597	17,811
Amortization of debt placement fees	1,254	1,201
Amortization of convertible debt discount	2,643	2,456
Income tax effect of non-GAAP adjustments	(6,096)	(6,789)
Non-GAAP net income	$40,518	$39,929

Non-GAAP diluted EPS	$0.99	$0.98

Weighted average common shares outstanding - Diluted	41,045	40,862

Adjusted EBITDA:
GAAP net income (loss)	$27,120	$25,250
Interest income	(308)	(167)
Interest expense	12,114	14,923
Income tax (benefit) provision	9,567	(8,979)
Depreciation and amortization	31,531	33,277
Adjusted EBITDA	$80,024	$64,304

Free Cash Flow:
Net cash provided by operating activities	$36,013	$65,779
Acquisitions of property, plant, and equipment	(11,250)	(16,151)
Free Cash Flow	$24,763	$49,628

CONTACT:
Itron, Inc.
Vice President, Investor Relations
Ranny Dwiggins, 509-891-3443
ranny.dwiggins@itron.com